Exhibit 99.1

FCStone Group, Inc. Increases Bad Debt Provision for Previously Announced Energy Trading Account

KANSAS CITY, MO., February 24, 2009 (PrimeNewswire via COMTEX News Network) — FCStone Group, Inc. (Nasdaq:FCSX), an integrated commodity risk management firm, reported today that it expects to incur an additional $60 million to $80 million pre-tax bad debt provision for the second quarter of fiscal 2009 in connection with previously-reported losses by a significant energy trading account for which FCStone serves as the clearing firm. These losses, if realized, on an after-tax basis would be approximately $36 to $48 million, or $1.30 to $1.73 per share in the second quarter of fiscal 2009. This reserve is in addition to the $25.7 million pre-tax bad debt provision that FCStone took during the first quarter of fiscal 2009 in connection with losses in this account along with two other domestic accounts for which FCStone serves as the clearing firm or counterparty.

Since the prior announcement, the extraordinary global economic turmoil has continued, with credit markets in gridlock, interest rates falling, a significant collapse and de-leveraging of the commodity markets and a wide range of settlement valuations in the commodities markets. Because of these factors, the energy trading account experienced additional losses and increased volatility. The company responded to these conditions by hiring a second external consulting firm with extensive asset management experience, which includes the liquidations of large energy trading portfolios. This consultant, working with NewOak Capital, LLC, will provide additional oversight and management of the account. As the tenor of the account’s portfolio shortens over time, we expect to see more liquidity in the markets for those contracts which will permit us to more aggressively liquidate positions during the balance of fiscal 2009.

FCStone may recover a portion of the losses on the energy account from the owners of the account and the introducing broker of that account under a profit sharing agreement between FCStone and the introducing broker, but no guarantee can be given as to the amount and timing of recovery that may be obtained under that agreement.

Despite the increased bad debt provision, FCStone continues to have a strong capital position and liquidity in this unprecedented market. It has credit lines for its operations that include $56 million in committed subordinated debt facilities available for regulatory purposes, and $250 million of committed revolving margin lines. Current outstanding balances under these facilities consist solely of $41 million in subordinated debt. As of November 30, 2008, the company reported consolidated stockholders’ equity of $222 million.

The company’s futures commission merchant subsidiary, FCStone LLC, had minimum regulatory capital requirements as of February 20, 2009 totaling approximately $39.1 million. At that time, the company had capital in excess of its regulatory requirement of $36.8 million, access to additional capital obtainable by the elimination of “haircuts” on investments totaling $27.4 million, and undrawn subordinated debt of $15 million, bringing the total available excess capital to $79.2 million, after deducting the negative value of the energy trading account and margin required to support it. Putting that continued strong capital position in perspective, FCStone’s total available excess capital on February 28, 2008 was $39.8 million.

Pete Anderson, President and Chief Executive Officer of FCStone, stated, “We remain confident in our strong financial position and our ability to continue to execute on our strategic initiatives to grow the commodity risk management business. While we recognize the significance of this increased reserve, we would like to stress that we have strengthened our credit risk procedures throughout the organization as a result of this issue and continually strive to improve our systems and procedures. In the face of these unprecedented economic hardships, we remain confident in our operating model and continue to see strong demand for FCStone’s risk management services and products.”

Conference Call & Webcast

The company will host a conference call on Wednesday, February 25, 2009 at 9:00 a.m. (ET) with management to focus on this increased bad debt reserve. A live webcast of the conference call as well as a replay will be available online on the company’s corporate website at www.fcstone.com. Participants also can access the call by dialing 800-257-2182 (within the United States and Canada), or 303-205-0033 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Friday, March 27, 2009. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11127083#.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended November 30, 2008, executed 98.0 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

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SOURCE: FCStone Group, Inc.

FCStone Group, Inc.

Investor inquiries:

Bill Dunaway

866-522-7188

billd@fcstone.com